UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2011

A. H. BELO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-33741	38-3765318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 224866
Dallas, Texas	75222-4866
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 977-8200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On September 12, 2011, Nicole G. Small and John A. Beckert were each elected as a director of A. H. Belo Corporation (“A. H. Belo” or the “Company”). Ms. Small and Mr. Beckert will serve on each of the Company’s three standing committees — the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. A copy of the press release announcing their election is furnished herewith as Exhibit 99.1.
Ms. Small’s and Mr. Beckert’s initial term will expire at the Company’s 2012 annual meeting of shareholders, when each will be eligible for re-election by the shareholders. Consistent with the Company’s non-employee director compensation arrangements, Ms. Small and Mr. Beckert will receive a prorated amount of the A. H. Belo directors’ annual $112,000 retainer package, or approximately $76,405 for the balance of the service year, one-half of which will be paid in cash. The remainder will be paid in time-based restricted stock units. Neither Ms. Small nor Mr. Beckert has any family relationship with any other director or executive officer of the Company and, other than as a current A. H. Belo director, neither Ms. Small nor Mr. Beckert has any other material relationship with the Company.
9.01. Financial Statements and Exhibits
(d) Exhibits.
     99.1 Press Release Announcing Election of Directors dated September 12, 2011

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 12, 2011	A. H. BELO CORPORATION
	By:	/s/ Daniel J. Blizzard
Daniel J. Blizzard
Senior Vice President and Secretary

EXHIBIT INDEX
99.1   Press Release Announcing Election of Directors dated September 12, 2011